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                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated January 17, 1997, is made by and between DAOU Systems, Inc., a Delaware Corporation having its principal offices at 5120 Shoreham Place, San Diego, California 92122 (the "Company") and Robert McNeill ("Employee").

                                    AGREEMENT

     1.   EFFECTIVE DATE.

          Employee's employment commenced on November 11, 1996. This Agreement formalizes the terms and conditions to which Employee orally agreed prior to accepting and beginning his employment with the Company. This Agreement therefore memorializes an Agreement already in existence between the parties, and will, upon signature, be retroactive to November 11, 1996.

     2.   AT-WILL EMPLOYMENT.

          Employee's employment relationship with the Company is at-will, terminable at any time and for any reason by either the Company or Employee.
The Company nonetheless reserves the right to discharge an employee for acts of gross misconduct in the performance of his duties or may otherwise terminate the employee for a specific reason or for "cause". While certain paragraphs of this Agreement describe events which could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of employment of any length.

     3.   EMPLOYMENT DUTIES.

          a. TITLE/RESPONSIBILITIES. Employee shall hold the title of Executive Vice President of the Company. Employee shall also perform all duties which from time to time are assigned to him by the Board of Directors ("BOARD").


          b. FULL TIME ATTENTION. Employee shall devote all of his business time and attention, energy and skills to the Company during the time he is employed under this Agreement.

          c. POLICY COMPLIANCE. Employee is required to comply with the Company policy, practice and procedure in effect during his employment. Employee must agree to the terms and conditions of the Company's Employee
Confidentiality and Inventions Agreement ("CONFIDENTIALITY AGREEMENT," attached to this Agreement as Exhibit 1 and incorporated by reference.)

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     4.   COMPENSATION.

          a. BASE SALARY. The Company shall pay Employee an annual Base Salary of One Hundred Seventy Five Thousand Dollars ($175,000.00), which will be paid bi-weekly during the year. Any increase to the Base Salary is within the sole discretion of the Company.

          b. SIGNING BONUS. In order to assist Employee in exercising the options which he presently holds for shares of stock in his former employer, Shared Medical Systems Corporation ("SMS"), the Company will pay Employee a signing bonus of an amount equal to the tax liability Employee incurs in exercising the above referenced options, up to a maximum payment of $105,000.00. Employee understands and agrees to repay the Company the unearned portion of the bonus if employee resigns or is discharged for "cause" prior to completion of three years of employment. The bonus is earned pro rata over three years.

          c. BONUS COMPENSATION. In addition to the compensation provided above, the Company will pay Employee an incentive bonus in the amount of up to $30,000.00 per quarter during the employment relationship. For 1996, Employee is eligible for a pro-rata portion of this bonus, for the period from November 11, 1996 through December 31, 1996. Thereafter, from January 1, 1997, the bonus will be paid quarterly, and will be paid within 10 days of the end of the quarter. Such bonus shall be contingent upon the Company's achievement of Quarterly Goals for revenue and profit. These Quarterly Goals will be set by the Company at the beginning of each calendar year. All bonus arrangements are established and reviewed by the Board and may be modified at any time by the Board in its sole discretion.

          d.   STOCK OPTIONS.

               (1) GRANT OF OPTIONS. Employee acknowledges that effective November 11, 1996 he has been granted non-qualified options to purchase 100,000 shares of the Company's common stock under DAOU's 1996 Stock Option Plan ("THE PLAN") subject to the terms and conditions of the Stock Option Agreements reflecting that grant (the "OPTION AGREEMENTS") as follows: Employee has been granted a non-qualified stock option exercisable into one hundred thousand shares, in each case, at an exercise price of Six Dollars ($6) per share. These options shall vest in five equal annual increments commencing on the first anniversary date of his employment, rounded to the nearest whole number of shares. The stock options are subject to the terms and provisions set forth in the Option Agreements and the Plan as well as applicable state and federal laws including, but not limited to, tax and securities laws. The length of time the option to purchase will remain open and details of this grant are formalized in the Option Agreement and the Plan.

               (2) TAX EFFECT OF EXERCISE, SALE OR GIFT. The Company and Employee intend that the after-tax effect of the options to Employee shall be equivalent to the

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result that would pertain had they originally been issued as incentive stock options (ISOs) with the same terms and conditions. Accordingly, should Employee incur a tax liability as a result of the exercise of the options in excess of the tax liability that would have been incurred had the options originally been issued as ISOs ("Excess Tax"), the Company shall make an interest-free loan to Employee equal to the Excess Tax. At the time of sale or other disposition of the shares subject to the options, the loan will be due and payable, but the amount payable shall be reduced by the amount, if any, by which (1) the cumulative tax liability on exercise of the options and on disposition of the underlying shares exceeds (2) the tax that would have been incurred had the options originally been issued as ISOs. If the shares are not sold or otherwise disposed of on or before the earlier of (1) the Employee's date of termination or (2) January 17, 2002, the loan will be due and payable in full. Other repayment terms will be established in writing at the time of the loan ("Loan Agreement"). In the event Employee fails to repay the loan in a timely manner, according to the Loan Agreement, the Company reserves the right to offset the debt from Employee's future bonus payments, if any.

               (3) STOCK SPLIT. The Company is currently contemplating an Initial Public Offering ("IPO"). The number of such shares into which Employee's stock options are exercisable ("OPTION SHARES") will be adjusted upward proportionately in the event of a stock split or other upward adjustment in the number of outstanding shares of capital stock in the Company (by merger or otherwise) preparation for that IPO, PROVIDED, HOWEVER, that in no event shall the number of Option Shares exceed 200,000 at the time of the first split.

               (4) SHORTFALL. If Employee is employed by the Company three years from the option date, and if at that time the originally issued options do not have a net value (exercise price of such options minus market value of the Company's common stock, as defined below) of at least $1,550,000.00, a cash bonus will be paid to make up the shortfall. If the Company is public, the market value of the common stock will be determined by calculating the trading price for the common stock (or any other securities received by Employee in lieu thereof) for a sixty day trading period preceding that three year date. Otherwise, the market value will be determined by the fair market value of such securities as reasonably determined by the Board or the Committee as that group is defined in the Plan.

               (5) TAX IMPLICATIONS. The Company does not make any warranty or representation with respect to the taxability or tax consequence of any of the above grant of options or of the tax consequences of any exercise of the options or consequent sale of the shares purchased. Employee is advised to consult with his own tax advisor with respect to the tax treatment of the option grant.

          e.   FRINGE BENEFITS.

               (1) VACATION. During the Term of this Agreement, Employee shall be entitled to vacation in accordance with The Company's vacation policy as set forth in the Employee Handbook.

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               (2)  HEALTH BENEFITS.  The Company agrees to provide Employee with comprehensive health insurance benefits during his employment.

               (3) 401(k) PARTICIPATION. Employee may participate in any 401(k) or other employee retirement plan according to the requirements of those plans starting January, 1997.

               (4) LIFE INSURANCE. The Company shall maintain a term life insurance policy providing for payment of $500,000.00 to Employee's designated beneficiaries.

               (5) SHORT TERM AND LONG TERM DISABILITY INSURANCE. In the event Employee suffers a short term disability, Employee will seek state short term disability benefits. The Company shall provide short term disability payments to ensure that Employee receives, in combination with state disability benefits, if any, One Hundred Percent (100%) of Employee's base salary for a period of six consecutive months of disability. The Company shall provide long term disability insurance to provide Employee with $8,500.00 per month for any consecutive period of disabilities after the six consecutive months of disability for the term set by the policy.

               (6) AUTOMOBILE. During his employment, the Company agrees to provide Employee with an automobile allowance in the initial amount of $550.00 per month towards an automobile to be used in connection with the Company's business.

          f. REIMBURSEMENT OF EXPENSES. During his Employment, with approval by the Chief Financial Officer, Employee shall be entitled to reimbursement of reasonable and actual expenses, incurred on behalf of the Company, including but not limited to travel and entertainment expenses, supplies and cellular phone expenses.

     5. CONFIDENTIALITY. As set forth above, Employee agrees to comply with the terms and conditions of the Company's Employee Confidentiality and Inventions Agreement (EXHIBIT 1).

     6. RETURN OF PROPERTY. Employee agrees that all documents, records, apparatus, equipment and other physical property which is furnished or obtained by Employee in the course of his employment with the Company shall be and remain the sole property of the Company. Employee agrees that, upon the termination of his employment, he shall return all such property (whether or not it pertains to Proprietary Information), and agrees not to make or retain copies, reproductions or summaries of any such property.

     7. NON COMPETITION. During the term of his employment, Employee shall not, directly or indirectly, either as an employee, employer, consultant, corporate officer,

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director, or in any other individual or representative capacity, engage or participate in any business that is in competition in with the business of the Company in any location, unless such participation or interest is fully disclosed to the Company and approved by the Board.

     8. AGREEMENT WITH PREVIOUS EMPLOYERS. Employee agrees that he does not have any agreement with any previous employer which will prevent him from performing under this agreement or which will limit his performance except as follows: By virtue of an agreement with SMS, Employee is prohibited, for a period of eighteen months from November 11, 1996, from using information which he gained by soliciting and negotiating SMS contracts with (1) Crozer-Chester Medical Center, Philadelphia; (2) Childrens' Medical Center, Pittsburgh; and (3) Pinnacle Health Systems, Harrisburg, to displace SMS services or to reduce SMS's revenues received from these three clients.

     9.   SEVERANCE.

          a. UPON TERMINATION WITHOUT "CAUSE" As set forth above, the employment relationship between the parties is at-will, terminable at any time by either party for any reason or no reason. Where Employee is discharged without "cause", Employee is eligible for severance payments equivalent to
eighteen months of base salary paid over an eighteen (18) month period.   These
payments will cease if Employee obtains new employment within the eighteen month period or becomes a consultant to any company.

          b. UPON RESIGNATION, AT COMPANY OPTION If Employee voluntarily resigns his employment at his own initiative with the Company, the Company at its option and in its sole discretion may offer severance of up to eighteen (18) monthly payments of base salary, IF AND ONLY IF he agrees to extend the non-competition requirements set forth in paragraph 7 above for the severance period. The Company reserves the right to cease any remaining Severance Payments in the event Employee violates this Agreement.

          c. DISCHARGE WITH "CAUSE" Where Employee is discharged as a result of gross misconduct or otherwise for "cause", he is not eligible for severance.

          d. COBRA REIMBURSEMENT Upon termination of the employment relationship, Employee will be provided with election forms for medical insurance continuation as provided by the Consolidated Omnibus Budget Reconciliation Act (COBRA). If Employee elects to continue insurance under COBRA, the Company will reimburse Employee for the cost of his continued health insurance (not dependents), for up to eighteen (18) months. This does not extend the length of the COBRA period. In the event Employee becomes eligible for or obtains insurance through any replacement employment, this benefit will cease.

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     10.  DISPUTE RESOLUTION PROCEDURES.  Any dispute or claim arising out of this agreement shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) or of the Judicial Arbitration and Mediation Services (JAMS) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration shall be held in San Diego, California. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. Notwithstanding any rule of AAA to the contrary, the parties will be entitled to conduct discovery (i.e. investigation of facts through depositions and other means) which shall be governed by the Code of Civil Procedure section 1283.05. The arbitrator shall have all power and authority to enter orders relating to such discovery as are allowed under the Code. The arbitrator will apply California substantive law in all respects. The party prevailing in the resolution of any such claim will be entitled, in addition to such other relief as may be granted, to an award of all actual attorneys fees and costs incurred in pursuit of the claim, without regard to any statute, schedule, or rule of court purported to restrict such award.

     11.  GENERAL PROVISIONS.

          a. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California.

          b. ASSIGNMENT. Employee may not assign, pledge or encumber his interest in this Agreement or any part thereof.

          c. NO WAIVER OF BREACH. The failure to enforce any provision of this Agreement will not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party's right to assert all other legal and equitable remedies available under the circumstances.

          d. SEVERABILITY. The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.

          e. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written, including but not limited to the Offer Letter.

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          f.   MODIFICATION; WAIVERS.  No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

          g. FEES AND EXPENSES. If any proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party will be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in that proceeding (including, in the case of an arbitration, arbitration fees and expenses), in addition to any other relief to which such party may be entitled.

          h. AMENDMENT. This Agreement may be amended or supplemented only by a writing signed by both of the parties hereto.

          i. DUPLICATE COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original; provided, however, such counterparts shall together constitute only one instrument.

          j. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          k. DRAFTING AMBIGUITIES. Each party to this Agreement and its counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the amendments to this Agreement.


Dated: January 20, 1997             DAOU Systems, Inc.
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                              By:   /s/ Fred McGee
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                                    Fred McGee, Chief Financial Officer



Dated: January 20, 1997             /s/ Robert McNeill
       -----------------            ------------------------------------
                                    Robert McNeill